Exhibit (d)(3)

EXECUTION VERSION

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”), is entered into as of June 23, 2010, by and among Alloy Media Holdings, L.L.C., a Delaware limited liability company (the “Buyer”), the stockholders listed on the signature pages hereto (each a “Stockholder” and collectively, the “Stockholders”), and, solely for the purposes of Section 4.4 hereof, Alloy, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Buyer, Lexington Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Merger Subsidiary”), and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, the merger of the Merger Subsidiary with and into the Company with the Company surviving the merger as a wholly owned subsidiary of the Buyer, on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner of the number of shares of Company Stock set forth on Attachment A hereto (together with any shares of Company Stock or other voting capital stock of Company acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, collectively, the “Owned Shares”); and

WHEREAS, as a condition to the willingness of the Buyer to enter into the Merger Agreement, the Buyer has required that the Stockholders agree, and in order to induce the Buyer to enter into the Merger Agreement the Stockholders are willing, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Agreement to Vote; Irrevocable Proxy; Non-Solicitation Provisions.

1.1 Agreement to Vote. Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, such Stockholder shall cause the Owned Shares to be counted as present for purposes of establishing a quorum and be present (in person or by proxy) and vote or consent (or cause to be voted or consented) all of its Owned Shares (i) in favor of the adoption of the Merger Agreement and any actions reasonably required in furtherance thereof and hereof and (ii) against any Company Acquisition Proposal. The Buyer acknowledges that the voting covenant set forth herein and in the proxy granted pursuant to Section 1.2 of this Agreement shall not be effective for any other purpose and each Stockholder retains the right to vote in any manner on all other matters.

1.2 Irrevocable Proxy. Solely with respect to the matters described in Section 1.1, for so long as this Agreement has not terminated in accordance with Section 5.1, each Stockholder hereby irrevocably appoints the Buyer (or any nominee of the Buyer) as the Stockholders’ lawful agent, attorney and proxy with full power of substitution and resubstitution, for and in the name, place and stead of the Stockholder, to the full extent of such Stockholder’s voting rights with respect to such Stockholder’s Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all such Stockholder’s Owned Shares solely on the matters described in Section 1.1, and in accordance therewith. Each Stockholder represents that any proxies previously granted in respect of the Owned Shares are not irrevocable, and hereby revokes any proxies previously granted that would otherwise conflict with the proxy contemplated pursuant to this Section 1.2 and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. The proxy granted by this Section 1.2 shall automatically terminate upon the valid termination of this Agreement in accordance with Section 5.1. Each Stockholder hereby acknowledges that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further acknowledges that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. To the extent that such Stockholder is the beneficial but not the record owner of any Owned Shares, such Stockholder shall cause the record owner of any such Owned Shares to vote and grant a proxy with respect to such Owned Shares in the same manner as described above. Notwithstanding anything to the contrary contained in this Agreement, the foregoing provisions of this Section 1.2 shall not apply to Simcoe Service Company, LLC or to Simcoe Opportunity Partners, L.P., which shall, in lieu of compliance with such provisions, execute and deliver to the Buyer, or cause to be executed and delivered to the Buyer, within five business days after receipt, solely with respect to its Owned Shares as of the record date for the special meeting, any proxy card sent to the stockholders of the Company soliciting proxies with respect to the Merger Agreement, it being understood that nothing herein shall prevent Simcoe Service Company, LLC or Simcoe Opportunity Partners, L.P. from revoking such proxy card upon the termination of this Agreement.

2. Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to the Buyer, on a several and not joint basis, as follows:

2.1 Due Organization. Such Stockholder, if a corporation or other entity, has been duly organized, is validly existing and is in good standing under the laws of the state of its formation or organization.

2.2 Power; Due Authorization; Binding Agreement. Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

2.3 Ownership of Shares. On the date hereof, the Owned Shares set forth opposite such Stockholder’s name on Attachment A hereto are, and any Owned Shares acquired after the date hereof will be, owned of record and/or beneficially owned by such Stockholder in the manner reflected thereon and include all of the Owned Shares owned of record and/or beneficially owned by such Stockholder. Such Stockholder has (and, with respect to shares acquired after the date hereof, will have) the sole power to vote (or cause to be voted or consents to be executed) and the sole power to dispose (or cause to be disposed), in each case with respect to all of the Owned Shares with no limitations, qualifications or restrictions on such rights, subject to (a) applicable securities laws and the terms of this Agreement and (b) if such Stockholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable under such community property law, in which case such spouse has executed and delivered to the Buyer a spousal consent hereto.

2.4 No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (a) require such Stockholder to obtain a permit from, or the authorization, consent or approval of, or make any filing with or notification to, any Governmental Authority, except for any amendment required to be made to Schedule 13D as a result of this agreement, (b) require the consent or approval of any other person or entity pursuant to any agreement, obligation or instrument binding on such Stockholder or his, her or its properties and assets, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or the Owned Shares may be bound or (d) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to such Stockholder or pursuant to which any of his, her or its properties or assets are bound. The Owned Shares are not, and with respect to Owned Shares acquired after the date hereof, will not be, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust that would adversely affect the ability of the Stockholder to perform its obligations hereunder.

2.5 No Encumbrances. Except as permitted by this Agreement, such Stockholder’s Owned Shares and the certificates representing such shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all encumbrances, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever that would adversely affect the ability of the Stockholder to perform its obligations hereunder.

2.6 No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

2.7 Reliance by Buyer. The Stockholders understand and acknowledge that Buyer and the Merger Subsidiary are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.8 Absence of Litigation. There are no Actions pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder or any of its Affiliates before or by any Governmental Authority that could reasonably be expected to impair the ability of the Stockholder to perform his, her or its obligations hereunder.

3. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Stockholders as follows:

3.1 Power; Due Authorization; Binding Agreement. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Buyer has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

3.2 No Conflicts. The execution and delivery of this Agreement by the Buyer does not, and the performance of the terms of this Agreement by the Buyer will not, (a) require the Buyer to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority or (b) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to the Buyer or pursuant to which any of its or its subsidiaries’ property or assets are bound.

4. Certain Covenants of the Stockholders. Each Stockholder hereby covenants and agrees with the Buyer as follows:

4.1 Restriction on Transfer. Each Stockholder hereby agrees, while this Agreement is in effect, not to, other than as may be required by a court order or as otherwise expressly contemplated by this Agreement or the Merger Agreement, (a) sell, transfer, pledge, encumber (except as set forth on Attachment A or due to this Agreement), assign or otherwise dispose of (including, without limitation, by gift, merger, consolidation or reorganization), or enter into any contract, option or other agreement providing for the sale, transfer, pledge, encumbrance, assignment or other disposition of or any interest in, or limitation on the voting rights of, or otherwise transfer (any such action, a “Transfer”) any of the Owned Shares, (b) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all of the Owned Shares or any interest therein, (c) grant any proxies or powers of attorney or other authorization in or with respect to the Owned Shares, deposit any Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Owned Shares (except as set forth on Attachment A or due to this Agreement), or (d) take any other action, that would in any way restrict, limit or interfere in any material respect with the performance of its obligations hereunder. The foregoing restrictions on Transfer shall not prohibit (i) exercise by such Stockholder of any Company Stock Options or (ii) any Transfers to any member of such Stockholder’s immediate family or for estate planning or charitable purposes or to an affiliate of such Stockholder provided the Stockholder complies with the other provisions of this Agreement and the transferee agrees to be bound by the provisions of this Agreement with respect to such transferred Owned Shares in a written instrument reasonably satisfactory to the Buyer. If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale or any sale or transfer by operation of law, including, without limitation, by will or intestacy), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

4.2 Additional Shares. Each Stockholder hereby agrees, while this Agreement is in effect, that any shares of Company Stock acquired of record and/or beneficially by such Stockholder after the date hereof shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

4.3 No Limitations on Actions. Each Stockholder signs this Agreement solely in his, her or its capacity as the record and/or beneficial owner, as applicable, of the Owned Shares; any trustee who signs this Agreement on behalf of a Stockholder that is a trust is signing only in his, her or its fiduciary capacity and not as an individual; this Agreement shall not limit or otherwise affect the actions of such Stockholder or any affiliate, employee or designee of such Stockholder or any of his, her or its affiliates in any other capacity, including such person’s capacity, if any, as an officer of the Company or a member of the board of directors of the Company; and nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement. Notwithstanding anything herein to the contrary, a Stockholder may negotiate a voting agreement with a third party that has made a Company Acquisition Proposal, but solely in circumstances where the Company is permitted to enter into discussions with such third party pursuant to Section 6.03 of the Merger Agreement, and may agree to enter into such a voting agreement but solely upon a termination of this Agreement.

4.4 No Contrary Transfer; Change in Company Stock. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, and the Company shall not recognize any such transfer, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Owned Shares” as used in this Agreement shall refer to and include the Owned Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Owned Shares may be changed or exchanged or which are received in such transaction.

4.5 No Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that such Stockholder may have under applicable law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any Owned Shares.

5. Miscellaneous.

5.1 Termination of this Agreement. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement by any party thereto in accordance with its terms. In addition, the Stockholders may terminate this agreement (as to such Stockholder) upon written notice to the Company and the Buyer within 5 Business Days following any amendment to the Merger Agreement that (i) decreases the amount of Merger Consideration which such Stockholder shall have the right to receive in the Merger or (ii) changes any of the Merger Consideration from cash to non-cash consideration.

5.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any willful breach of this Agreement occurring prior to such termination; and provided, further, that upon payment of any termination fee pursuant to Section 11.04(b)(i) of the Merger Agreement no Stockholder shall have any further liability with respect to this Agreement or the transactions contemplated hereby.

5.3 Non-Survival. The representations and warranties made herein shall not survive the termination of this Agreement.

5.4 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the parties and shall be binding upon and inure solely to the benefit of each party hereto.

5.5 Amendments. This Agreement may not be amended, altered, supplemented, waived or otherwise modified except upon the execution and delivery of a written agreement executed by each of the parties hereto.

5.6 Notices. Any notice, request, claim, demand and other communication required to be given hereunder shall be in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Stockholders: to the respective addresses and fax numbers shown on the signature pages for each Stockholder.

If to the Buyer:

Alloy Media Holdings, L.L.C.

c/o ZM Capital Management, L.L.C.

19 West 44th Street, 18th Floor

New York, NY 10036

Attn: Andrew Vogel

Fax: (212) 223-1384

with copy to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars – 29th Floor

Los Angeles, CA 90067

Attn: Daniel Clivner

Fax: (310) 407-7502

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the fullest extent permitted by law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.6. Nothing in this Section 5.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

5.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any covenant, obligation or agreement set forth in this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach by such Stockholder of any covenant, obligation or agreement contained in this Agreement, such failure to perform or breach will cause the Buyer to sustain damages for which it would not have an adequate remedy at law for money damages, and thus the Buyer shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or agreement, and (b) an injunction restraining such breach. Each Stockholder further agrees that neither the Buyer nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.8, and each Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

5.10 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.12 No Obligation to Exercise Options. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall obligate any Stockholder to exercise any Company Stock Option or other right to acquire shares of Company Stock.

5.13 Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

5.14 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.15 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

5.16 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

5.17 Binding Agreement. This Agreement and the obligations hereunder shall attach to the Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Owned Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s administrators or successors. Notwithstanding any transfer of Owned Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

5.18 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the cost or expense whether or not the Merger is consummated.

5.19 Independent Nature of Stockholders’ Obligations. Notwithstanding anything to the contrary contained herein, the representations, warranties, covenants and agreements of each Stockholder under this Agreement are several and not joint with those of any other Stockholder, and no Stockholder shall be responsible in any way for any of the representations, warranties, covenants or agreements of any other Stockholder hereunder. Nothing contained herein, and no action taken by any Stockholder pursuant thereto, shall be deemed to constitute the Stockholders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Stockholders are in any way acting in concert or as a group. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall prevent Simcoe Service Company, LLC or Simcoe Opportunity Partners, L.P. from Transferring any of its Owned Shares at any time or from time to time after the date hereof other than in compliance with Section 4.1, and this Agreement shall not apply to any such Owned Shares Transferred by Simcoe Service Company, LLC or Simcoe Opportunity Partners, L.P.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Voting Agreement to be duly executed as of the day and year first above written.

ALLOY MEDIA HOLDINGS, L.L.C.

By:	/s/ Andrew Vogel
Name:	Andrew Vogel
Title:	Vice President and Secretary

[Signature Page to Stockholder Voting Agreement]

/s/ Matthew C. Diamond
MATTHEW C. DIAMOND

Address:	c/o Alloy, 151 W. 26th St.,
NY NY 10001

Fax:	212 244 4311

[Signature Page to Stockholder Voting Agreement]

/s/ James K. Johnson, Jr.
JAMES K. JOHNSON, JR.

Address:	c/o Alloy, Inc.
151 W. 26th St. NY, NY 10001

Fax:	212-244-4311

[Signature Page to Stockholder Voting Agreement]

SIMCOE PARTNERS, L.P.

Address:	110 East 42nd Street, Suite 1100 New York, New York 10017 Attn: Jeffrey Jacobowitz

By:	Simcoe Management Company, LLC, its general partner

By:	/s/ Jeffrey Jacobowitz
Name:	Jeffrey Jacobowitz
Title:	Manager

[Signature Page to Stockholder Voting Agreement]

SIMCOE SERVICE COMPANY, LLC

Address:	c/o Simcoe Partners, L.P. 110 East 42nd Street, Suite 1100 New York, New York 10017
Attn: Jeffrey Jacobowitz

By:	/s/ Jeffrey Jacobowitz
Name:	Jeffrey Jacobowitz
Title:	Manager

[Signature Page to Stockholder Voting Agreement]

SIMCOE OPPORTUNITY PARTNERS, L.P.

By:	Simcoe Management Company, LLC, its general partner

By:	/s/ Jeffrey Jacobowitz
Name:	Jeffrey Jacobowitz
Title:	Manager

Address:	110 East 42nd St., Suite 1100
New York, NY 10017

Fax:	212-401-4756

[Signature Page to Stockholder Voting Agreement]

/s/ Jeffrey Jacobowitz
JEFFREY JACOBOWITZ

Address:	110 East 42nd St., Suite 1100
New York, NY 10017

Fax:	212-401-4756

[Signature Page to Stockholder Voting Agreement]

SRB MANAGEMENT, L.P.

By:	BC Advisors, LLC, its general partner

By:	/s/ Steven Becker
Name:	Steven Becker
Title:	Member

Address:	300 Crescent Court, Suite 1111 Dallas, TX 75201

Fax:	214-756-6079

[Signature Page to Stockholder Voting Agreement]

BD MEDIA INVESTORS LP

By:	SRB Management, L.P., its general partner

By:	BC Advisors, LLC, its general partner

By:	/s/ Steven Becker
Name:	Steven Becker
Title:	Member

Address:	300 Crescent Court, Suite 1111 Dallas, TX 75201

Fax:	214-756-6079

[Signature Page to Stockholder Voting Agreement]

SRB GREENWAY OPPORTUNITY FUND, (QP), L.P.

By:	SRB Management, L.P., its general partner

By:	BC Advisors, LLC, its general partner

By:	/s/ Steven Becker
Name:	Steven Becker
Title:	Member

Address:	300 Crescent Court, Suite 1111
Dallas, TX 75201

Fax:	214-756-6079

[Signature Page to Stockholder Voting Agreement]

SRB GREENWAY OPPORTUNITY FUND, L.P.

By:	SRB Management, L.P., its general partner

By:	BC Advisors, LLC, its general partner

By:	/s/ Steven Becker
Name:	Steven Becker
Title:	Member

Address:	300 Crescent Court, Suite 1111
Dallas, TX 75201

Fax:	214-756-6079

[Signature Page to Stockholder Voting Agreement]

BC ADVISORS, LLC

By:	/s/ Steven Becker
Name:	Steven Becker
Title:	Member

Address:	300 Crescent Court, Suite 1111
Dallas, TX 75201

Fax:	214-756-6079

[Signature Page to Stockholder Voting Agreement]

/s/ Steven R. Becker
STEVEN R. BECKER

Address:	300 Crescent Court, Suite 1111
Dallas, TX 75201

Fax:	214-756-6079

[Signature Page to Stockholder Voting Agreement]

/s/ Matthew A. Drapkin
MATTHEW A. DRAPKIN

Address:	152 W. 57 Street, 35th Floor
New York NY 10019

Fax:	214-765-6079

[Signature Page to Stockholder Voting Agreement]

ALLOY, INC. (solely for purposes of Section 4.4)

By:	/s/ Gina DiGioia
Name:	Gina DiGioia
Title:	Secretary

[Signature Page to Stockholder Voting Agreement]

ATTACHMENT A

Details of Ownership:

Shares	Entity or Individual Name
824,187	Matthew C. Diamond
750,566	James K. Johnson, Jr.
420,000	Simcoe Opportunity Partners, L.P.
202,250	Simcoe Partners, L.P.
27,750	Simcoe Service Company, LLC
4,635	Jeffrey Jacobowitz
678,537	BD Media Investors LP
264,369	SRB Greenway Opportunity Fund (QP), L.P.
32,214	SRB Greenway Opportunity Fund, L.P.
4,635	Matthew A. Drapkin

Scheduled Voting Agreements:

That Agreement, dated as of April 15, 2010, by and among Alloy, Inc., Matthew A. Drapkin and the other individuals and entities signatories thereto.

That Agreement, dated as of April 15, 2010, by and among Alloy, Inc., Jeffrey Jacobowitz and the other individuals and entities signatories hereto